EXHIBIT 5.1

The Tower at Peabody Place

100 Peabody Place, Suite 1300

Memphis, Tennessee 38103

(901) 543-5900

February 28, 2018

Board of Directors

Mid-America Apartment Communities, Inc.

6584 Poplar Avenue, Suite 300

Memphis, TN 38138

Re:	Mid-America Apartment Communities, Inc. | Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Mid-America Apartment Communities, Inc., a Tennessee corporation (the “Company”), in connection with a Registration Statement on Form S-3 filed by the Company on the first date above (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 1,940,500 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), that may be issued pursuant to the Company’s Dividend and Distribution Reinvestment and Shares Purchase Plan (the “Plan”).

In connection with this opinion, we have examined and relied upon such records, documents, certificates, and other instruments as we have deemed necessary or appropriate in order to express the opinions hereinafter set forth. We have also assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents, the legal competence of all signatories to such documents, and, except to the extent we express an opinion as to due authorization in the next paragraph of this letter, the due authorization, execution and delivery of all documents by the parties thereto. As to various questions of fact relevant to the opinion expressed herein, we have relied upon, and assume the accuracy of, certificates and oral or written statements and other information of or from public officials and officers and representatives of the Company.

Based upon and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that:

(a) The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Tennessee and in good standing with the Secretary of State of the State of Tennessee; and

(b) The shares of Common Stock issuable in connection with the Plan have been duly authorized and, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

The opinions expressed above are limited to the corporate laws of the State of Tennessee.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion is furnished to you in connection with the filing of the Registration Statement. Our opinion is rendered as of the date hereof, and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission.

Sincerely,

/s/ Bass, Berry & Sims PLC